Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-290596

250,344,126 Common Shares

This prospectus relates to the resale or other disposition from time to time by certain selling shareholders, as further described in this prospectus, of up to an aggregate of 250,344,126 Common Shares (the "Shares") of Lion Copper and Gold Corp.  The Shares registered for sale include certain outstanding Shares held by selling shareholders and Shares underlying certain outstanding debentures and share purchase warrants held by selling shareholders, as described in greater detail in this prospectus.

The Shares, debentures and warrants held by the selling shareholders were issued to such selling shareholders in private transactions between our company and the selling shareholders.  The selling shareholders may sell or otherwise dispose of the Shares covered by this prospectus or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  Additional information about the selling shareholders, and the times and ways they may offer and sell Shares under this prospectus, is provided in the sections entitled "Selling Shareholders" and "Plan of Distribution" of this prospectus.

We will not receive any proceeds from the resale of the Shares by the selling shareholders.

Our Common Shares are listed on the Canadian Securities Exchange (the "CSE") under the symbol "LEO" and quoted on the OTCQB under the symbol "LCGMF".

All dollar amounts reflected herein refer to U.S. dollars unless otherwise noted.

Investing in the Shares involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the securities offered hereby or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2025

GLOSSARY OF TERMS

"Common Shares" means our issued and unissued common shares with no par value;

"CSE" means the Canadian Securities Exchange;

"Exchange Act" means the Securities Exchange Act of 1934, as amended;

"March 2024 Warrants" means 27,917,520 Common Share purchase warrants issued on March 8, 2024, exercisable at a price of $0.056 (C$0.075) per share until March 8, 2029, each of which is exercisable to buy one Share that is registered for resale hereunder;

"September 2024 Warrants" means 41,707,215 Common Share purchase warrants issued on September 19, 2024, exercisable at a price of $0.056 per share until September 19, 2029, each of which is exercisable to buy one Share that is registered for resale hereunder;

"November 2024 Warrants" means 25,155,554 Common Share purchase warrants issued on November 8, 2024, exercisable at a price of $0.06 per share until November 8, 2029, each of which is exercisable to buy one Share that is registered for resale hereunder;

"November 2025 Debentures" means secured convertible debentures in the aggregate principal amount of $2,700,000 issued on November 6, 2025, the principal of which is convertible into a total of 27,979,274 Shares that are registered for resale hereunder at a rate of one Share for each $0.0965 of principal amount converted until November 6, 2026;

"November 2025 Warrants" means 27,979,274 detachable Common Share purchase warrants issued together with the November 2025 Debentures, exercisable at a price of $0.0965 per share until November 6, 2030, each of which is exercisable to buy one Share that is registered for resale hereunder;

"Securities Act" means the Securities Act of 1933, as amended; and

"Shares" means the 250,344,126 Common Shares offered for sale by hereby.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC.  You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  This prospectus is offering to sell, and is seeking offers to buy, the securities only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus speaks only as of the date of this prospectus (unless the information specifically indicates that another date applies), regardless of the time of delivery of this prospectus or of any sale of the Shares.

We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling shareholders or their transferees.  The prospectus supplement may add, update or change information in this prospectus.  If information in a prospectus supplement is inconsistent with the information in this prospectus, you should rely on the information in that prospectus supplement.  You should read both this prospectus and, if applicable, any prospectus supplement hereto.  See "Where You Can Find More Information" for more information.

This prospectus includes and incorporates by reference industry and market data and other information that we have obtained from, or which is based upon, market research, independent industry publications or other publicly available information.  Any such data and other information is subject to change based on various factors, including those described below under the heading "Risk Factors" and elsewhere in this prospectus.

We have not, and the selling shareholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any supplement to this prospectus or free writing prospectus, and neither we nor the selling shareholders take any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the "Risk Factors" and the financial statements and related notes incorporated by reference herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See "Cautionary Note Regarding Forward-Looking Statements." References to "we," "our," and "us" refer to Lion Copper and Gold Corp.

About our Company

Lion Copper and Gold Corp. is a British Columbia corporation advancing its flagship copper projects at Yerington, Nevada through an option to earn-in agreement with Rio Tinto.

Our principal executive offices are located at 143 S Nevada Street in Yerington, Nevada, and our telephone number is (775) 463-9600. We also have a corporate office at Suite 1200 - 750 West Pender Street in Vancouver, British Columbia, V6C 2T8, Canada.

The Offering

Shares Offered by the Selling Shareholders	250,344,126 of our Common Shares, including:

• 99,605,289 outstanding Shares held by selling shareholders;
• 27,917,520 Shares issuable upon exercise of March 2024 Warrants;
• 41,707,215 Shares issuable upon exercise of September 2024 Warrants;
• 25,155,554 Shares issuable upon exercise of November 2024 Warrants;
• 27,979,274 Shares issuable upon conversion of November 2025 Debentures; and
• 27,979,274 Shares issuable upon exercise of November 2025 Warrants.

Offering Price	Determined at the time of sale by the selling shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the Shares by selling shareholders covered by this prospectus.

Common Shares Outstanding as of December 9, 2025	413,234,899 Common Shares.

Trading Symbols	Our Common Shares are listed on the CSE under the symbol "LEO" and quoted on the OTCQB under the symbol "LCGMF".

Risk Factors	Investing in our securities involves a high degree of risk. See "Risk Factors."

RISK FACTORS

Investing in the Shares involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all other information contained and incorporated by reference in this prospectus, before deciding to invest in the Shares. If any of the following risks materialize, our business, financial condition, results of operations, and future prospects will likely be materially and adversely affected. In that event, the market price of the Shares could decline and you could lose all or part of your investment.

Resource exploration and development is a speculative business, characterized by a number of significant risks, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits, which, though present, are insufficient in quantity and/or quality to return a profit from production. Without limiting the foregoing, the following risk factors should be given special consideration when evaluating an investment in our securities. Additional risks not currently known to us, or that we currently deem immaterial, may also impair our operations.

Risks Relating to Our Business

We are an exploration stage company and have a history of losses with no revenue from operations.

We have no operating cash flow and do not expect to do so in the near future.

We expect to continue to incur losses unless and until our properties enter into commercial production and/or dispositions of our properties. At this early stage of our operation, we also expect to face the risks, uncertainties, expenses, and difficulties frequently encountered by companies advancing their projects towards the development stage.  We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition. These conditions, together with other factors described herein, create a material uncertainty regarding our ability to continue as a going concern.

We will require significant additional capital to continue our exploration activities, and, if warranted, to develop mining operations.

We do not generate operating revenue and must finance exploration activity by other means, such as selling assets, raising funds through joint ventures and/or optioning certain property interests, and the issuance of debt and/or equity. We cannot provide any assurance that additional funding will be available for further exploration of our projects or to fulfill anticipated obligations under existing property agreements.

Failure to obtain necessary financing could result in delay or postponement of further exploration and development and could result in the possible dilution or loss of our property interests. Further, financing will depend upon the success of exploration programs and general market conditions for natural resources.

Substantial expenditures will be required in our efforts to complete feasibility studies that comply with subpart 1300 of Regulation S-K under the Securities Act and the Exchange Act ("Subpart 1300") and establish proven and probable mineral reserves on our Yerington Copper Project and other properties as well as to continue exploration of those properties.  In addition, any decision to develop our advanced properties will require significant additional funds to finance directly or to contribute to our current joint venture to develop the mining and processing facilities and infrastructure at any of our properties or mine sites and, in certain circumstances, to acquire additional property rights. We have spent and will be required to continue to expend significant amounts of capital for drilling, geological and geochemical analysis, assaying, and, when warranted, feasibility studies with regard to the results of our exploration. We may not benefit from these investments if we are unable to advance our projects to production, or in the case of our exploration properties, to identify commercially exploitable mineralized material. If we decide to put one or more of our properties into production, we will require significant amounts of capital to develop and construct the mining and processing facilities and infrastructure required for mining operations. Our ability to obtain necessary funding for these purposes, in turn, depends upon a number of factors, including the status of the national and worldwide economy and the price of copper, gold, silver and other precious metals. We may not be successful in obtaining the required financing, or if we can obtain such financing, such financing may not be on terms that are favorable to us. Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration or development and the possible partial or total loss of our potential interest in certain properties. Any such delay could have a material adverse effect on our results of operations or financial condition.

Risks Related to Mineral Exploration and Mining Operations

It is uncertain whether Nuton LLC (a Rio Tinto Venture) will pursue its option related to our Mason Valley assets or whether we will be able to satisfy our obligations under the option agreement.

There is no guarantee that Nuton LLC will proceed with its option to earn-in a 65% interest in our Yerington Copper Project. There is no guarantee we will secure the funding required to meet our obligations under the Nuton LLC option agreement and to not have our interest diluted in our Mason Valley properties. There is no guarantee that the exploration results on the Mason Valley properties will support further exploration or extraction. Any of these events, if not proceeded with, could materially impact our ability to advance or maintain our interests in our existing Yerington Copper Project, or may result in the impairment of our interest in such projects.

Joint ventures and other partnerships, including offtake arrangements, may expose us to risks.

We may enter into joint ventures, partnership arrangements, or offtake agreements, with other parties in relation to the exploration, development, and production of the properties in which we have an interest. Any failure of such other companies to meet their obligations to us or to third parties, or any disputes with respect to the parties' respective rights and obligations, could have a material adverse effect on us, the development and production at our properties, including future joint ventures, if any, or their properties, and therefore could have a material adverse effect on our results of operations, financial performance, cash flows and the price of our Common Shares.

We may be unable to secure additional surface access or purchase surface or mineral rights that we consider necessary for the advancement of our mining projects.

Although we obtain the rights to some or all of the minerals in the ground subject to the mineral tenures that we acquire, or have the right to acquire, in some cases for our exploration stage projects we may also need to acquire additional rights to, or ownership of, additional mineral tenures and in some cases the surface to the areas covered by such mineral tenures.  In such cases, applicable mining laws usually provide for rights of access to the surface for the purpose of carrying on mining activities; however, the enforcement of such rights through the courts can be costly and time consuming.  For some of our exploration properties, or in the case of expansion of our advanced stage projects it may be necessary to negotiate surface access or to purchase the surface rights if long-term access is required. There can be no guarantee that, despite having the right at law to carry on mining activities, we will be able to negotiate satisfactory agreements with any such existing landowners/occupiers for such access or purchase of such surface rights, and therefore we may be unable to carry out planned mining activities. In addition, in circumstances where such access is denied, or no agreement can be reached, we may need to rely on the assistance of local officials or the courts in such jurisdiction the outcomes of which cannot be predicted with any certainty. Our inability to secure surface access or purchase required surface rights could materially and adversely affect our timing, cost, or overall ability to develop any mineral deposits we may locate.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

Exploration and development of our Yerington Copper Project is highly speculative and involves greater risk than many other businesses.  Our operations are, and any future development or mining operations we may conduct will be, subject to all of the operating hazards and risks normally incidental to exploring for and development of mineral properties, such as, but not limited to:

• economically insufficient mineralized material;

• fluctuation in production costs that make mining uneconomical;

• labor disputes;

• unanticipated variations in grade and other geologic problems;

• environmental hazards;

• water conditions;

• difficult surface or underground conditions;

• industrial accidents;

• metallurgic and other processing problems;

• mechanical and equipment performance problems;

• failure of dams, stockpiles, wastewater transportation systems, or impoundments;

• unusual or unexpected rock formations;

• failure to obtain or maintain necessary permits required for our operations;

• failure to maintain ownership or rights over our mineral claims and rights projects;

• regulatory or other local challenges by groups impacting our ability to commence or continue with our current and future mining operations; and

• personal injury, fire, flooding, cave-ins and landslides.

Any of these risks can materially and adversely affect, among other things, the development of properties, production quantities and rates, costs and expenditures, potential revenues, and production dates.  If we were to determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down of our investment in these interests.  All of these factors may result in losses in relation to amounts spent that are not recoverable, or that result in additional expenses.

Land reclamation requirements for our properties may be burdensome and expensive.

To the extent we commence mining operations at our Yerington Copper Project or other exploration projects, land reclamation requirements are generally imposed by federal and state mining regulators in order to minimize long term effects of land disturbance These reclamation requirements may include:

• control dispersion of potentially deleterious effluents;

• treat ground and surface water to drinking water standards; and

• reasonably re-establish pre-disturbance landforms and vegetation.

In order to carry out reclamation obligations imposed on us in connection with our potential development activities, we must allocate financial resources that might otherwise be spent on further exploration and development programs. We plan to maintain or set up a provision for our current and future reclamation obligations on our properties, as appropriate, but this provision may not be adequate. If we are required to carry out unanticipated reclamation work, our financial position could be adversely affected.

We rely on independent geologists to analyze our drilling results and planned exploration activities.

We rely on independent geologists to analyze our drilling results and to prepare resource reports on our mining concessions. While these geologists rely on standards established by various licensing bodies, there can be no assurance that their estimates or results will be accurate. Analyzing drilling results and estimating reserves or targeted drilling sites is not a certainty. Miscalculations and unanticipated drilling results may cause the geologists to alter their estimates. If this should happen, we would have devoted resources to areas where resources could have been better allocated.

Our economic studies may not reflect actual results of operations, and any future production will be adversely affected.

We are currently proceeding with plans to advance our mineral properties to the development stage through our earn-in option agreement with Nuton.  We have not completed a feasibility study regarding the potential development of the Yerington Copper Project. Feasibility studies are based on numerous assumptions and estimates, including, but not limited to, assumptions regarding mineral resource and reserve estimates, grades, recoveries, production rates, capital and operating costs, commodity prices, exchange rates, and projected timelines. There is no assurance that the assumptions underlying our feasibility study will prove accurate. If actual outcomes differ from those contemplated, the economic viability of our project could be adversely affected.  Factors that could impact our economic analysis of the Yerington Copper Project include but are not limited to commodity price assumptions being incorrect at the time of actual operations, increases to cost projections due to labour, equipment or regulatory compliance costs and projected recoveries of minerals not being met.

Our properties are in the exploration stage, and our exploration programs may not result in reserves or a commercial mining operation.

We maintain exploration programs on our exploration stage properties. Mineral exploration involves significant risk because few properties that are explored contain bodies of ore that can be confirmed to contain mineral reserves that would be commercially economic to develop into producing mines. Our mineral properties are without a known body of commercial ore and the proposed programs are an exploratory search for ore. We cannot provide any assurance that current exploration programs will result in any commercial mining operation. If the exploration programs do not result in the discovery of commercial ore, we will be required to acquire additional properties and write off all investments in existing properties.

We have not established under Subpart 1300 that any of our mineral properties contain any mineral reserve, nor can there be any assurance that we will be able to do so. A mineral reserve is defined in Subpart 1300 as an estimate of tonnage and grade or quality of "indicated mineral resources" and "measured mineral resources" (as those terms are defined in Subpart 1300) that, in the opinion of a "qualified person" (as defined in Subpart 1300), can be the basis of an economically viable project.  In general, the probability of any individual prospect having a "reserve" that meets the requirements of Subpart 1300 is small, and our mineral properties may not contain any "reserves" and any funds that we spend on exploration could be lost.  Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines and that we can extract those minerals.  Both mineral exploration and development involve a high degree of risk, and few mineral properties that are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade, and other attributes of the mineral deposit, the proximity of the mineral deposit to infrastructure such as processing facilities, roads, rail, power, and a point for shipping, government regulation, and market prices.  Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral deposit unprofitable.

Even if significant mineralization were to be identified, numerous technical and economic factors must be resolved before any property can be brought to the production stage. The exploration and development of mineral deposits involves a high degree of financial risk over a significant period. Substantial expenditures are required to establish mineral resources and reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. The path from exploration to commercial production involves multiple complex stages, each with its own challenges and capital requirements.

You should understand that mineral exploration and development is a highly speculative business with a high risk of failure to achieve commercial production, even following the identification of mineral resources. No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities or grade will ever qualify as a mineral resource or reserve, or that any such mineral resource or reserve will ever qualify as a commercially mineable deposit that can be legally and economically exploited.

Mineral resource and reserve estimates are subject to updates which may differ from prior estimates and adversely affect the value of our properties.

The estimating of mineralization and the economic extraction thereof is a subjective process, and the accuracy of estimates is a function of the quantity and quality of available data, the accuracy of statistical computations, the assumptions used, and judgments made in interpreting engineering and geological information. There is significant uncertainty in these estimates, and the actual deposits encountered and the economic viability of mining a deposit may differ significantly from our estimates.

Our future business and financial condition are dependent upon resource prices.

Resource prices have fluctuated widely, particularly in recent years and are affected by numerous factors beyond our control. These include international economic and political trends, inflation, currency exchange fluctuations, interest rates, global or regional consumption patterns, speculative activities and increased production due to new and improved extraction and production methods. These factors may negatively affect the marketability of any ore or minerals discovered at, and extracted from, our properties. If, because of a sustained decline in prices, financing was not available to meet cash operating costs, the feasibility of continuing operations would be evaluated and if warranted, would be discontinued.

Rights and responsibilities with respect to natural resource properties are largely contractual in nature, and there may be situations in which we would be forced to take legal action to enforce our contractual rights.

Parties to contracts do not always honor contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where we would be forced to take legal action to enforce our contractual rights. Such litigation may be time-consuming and costly and there is no guarantee of success. Any such proceedings or actions and any decisions determined adversely to us could have a material and adverse effect on our results of operations, financial condition and the trading price of the common stock.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and, if warranted, development operations. Any shortage of such supplies, equipment, and parts could have a material adverse effect on our ability to carry out our operations and could therefore limit, or increase the cost of production.

Operating hazards associated with mining may expose us to liability.

Mining operations generally involve a high degree of risk, including hazards such as fire, explosion, floods, structural collapses, industry accidents, unusual or unexpected geological conditions, power outages, cave-ins, inclement weather, and mechanical equipment failure in our operations. These and others may result in work stoppages, damage to or destruction of mines and other producing facilities, damage to or loss of life and property, environmental damage and possible legal liability for any or all damage or loss.

Safety measures we implement may not be sufficient to obtain insurance to cover these risks at economically feasible premiums or at all. Insurance against certain environmental risks is not generally available to us or to other companies within the mining industry.

Title on mineral properties and mining rights involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance history of many mining properties.

The acquisition of title to resource properties or interest therein is a very detailed and time-consuming process. Title to and the area of resource concessions may be disputed. We have investigated title to all of our mineral properties and, to the best of our knowledge, title to all of our properties is in good standing. However, this should not be construed as a guarantee of title.

The properties may be subject to prior, and in some cases, not fully ascertainable unregistered agreements or transfers, and title may be affected by undetected defects. Title may be based upon interpretation of a country's laws, which may be ambiguous, inconsistently applied and subject to reinterpretation or change.

If title to our properties is challenged and there are title defects with respect to any properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property, which could impair development and/or operations. Furthermore, in any such case, the investigation and resolution of these issues would divert our management's time from ongoing exploration and development programs.

Increased levels of volatility or a rapid destabilization of global economic conditions could have a material adverse effect on our operations and financial condition.

In recent years, global financial conditions have been characterized by increased volatility which has impacted many industries, including the mining industry. Global financial conditions are subject to sudden and rapid destabilization in response to current and future events, as governmental authorities may have limited resources to respond to such events. Global capital markets continue to experience increased volatility in response to global events such as the significant increase in the rate of inflation in recent years, and the effects of certain countermeasures taken by central banks including increased interest rates. Future economic crises may be precipitated by any number of causes, including natural disasters, epidemics (such as the COVID-19 virus pandemic), geopolitical instability and war (such as the Russian invasion of Ukraine, the Israel-Palestine conflict and the Israel/U.S. conflict with Iran), the failure of financial institutions, terrorism, material changes in the price of oil, the volatility of metal prices, and the volatility of global financial markets. Continued increased levels of volatility or a sudden or rapid destabilization of global economic conditions could negatively impact our ability to obtain equity or debt financing or to make other suitable arrangements to finance projects which, in turn, could have a material adverse effect on our operations and financial condition.

We face competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional properties, if any, or financing on terms we consider acceptable.  We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. We compete with other companies that produce our planned commercial products for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop, or operate additional mining projects.

Public opinions may change and opposition to mining projects could result in increased operating costs.

Given the emotion, political significance and uncertainty around the environmental consequences of mining on public land, we cannot predict how public opposition could affect legislation and regulation or how this might affect our financial condition, operating performance and ability to compete. Furthermore, even without such current opposition, increased awareness and any adverse publicity in the global marketplace about potential environmental impacts by us or other companies in the mining industry could harm our reputation. A poor reputation in the mining industry directly affects the ability of any mining company to obtain future permits, renew existing permits and/or obtain bonding instruments for the reclamation of mining projects. These impacts may adversely impact the cost, production and financial performance of our operations.

Our relationships with the communities in which we operate are critical to the future success of our existing operations and the construction and development of our projects.

Our relationships with the communities in which we operate are critical to our future success. In recent years, there has been ongoing and potentially increasing public concern relating to the effects of resource extraction on the natural landscape, communities and the environment. Certain non-governmental organizations (NGOs) that oppose globalization and resource development can be vocal critics of the mining industry and our practices, including the use of cyanide and other hazardous substances in processing activities. In addition, there have been many instances in which local community groups have opposed resource extraction activities, resulting in disruption and delays to the relevant operations. Adverse publicity generated by such NGOs or others related to the mining industry, or to extractive industries generally, could have an adverse effect on our reputation or financial condition and may impact our relationship with the communities in which we operate. While we seek to operate in a socially responsible manner and we believe we have good relationships with local communities in the regions in which we operate, there is no guarantee that our efforts in this respect will mitigate this potential risk. NGOs or local community groups could direct adverse publicity against and/or disrupt our operations in respect of one or more of our properties, despite our successful compliance with social and environmental best practices. Any such actions and the resulting media coverage could have adverse effects on the reputation and financial condition of our business or our relationships with the communities in which we operate, which could have a material adverse effect on our business, financial condition, results of operations, cash flows or prospects.

Our ability to successfully obtain key permits and approvals to explore for, develop and operate mines and to successfully operate in communities around the world will likely depend on our ability to develop, operate and close mines in a manner that is consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. Mining operations should be designed to minimize the negative impact on such communities and the environment, for example, by modifying mining plans and operations or by relocating those affected to an agreed location. The cost of these measures could increase capital and operating costs and therefore could have an adverse impact upon our financial condition and operations. We seek to promote improvements in health and safety, human rights, environmental performance and community relations. However, our ability to operate could be adversely impacted by accidents or events detrimental (or perceived to be detrimental) to the health, safety and well-being of our employees, human rights, the environment or the communities in which we operate.

Our properties and operations may be subject to litigation or other claims.

From time to time our properties or operations may be subject to disputes that may result in litigation or other legal and regulatory claims or orders.  We may be required to take countermeasures or defend against these claims, which will divert resources and management time from operations. The costs of these claims or adverse filings may have a material effect on our business and results of operations.  To the extent we are unable to resolve such claims or remove such orders, our operations may be significantly adversely affected, including the inability to proceed with development or production, which could have a material adverse effect on our operations and financial condition.

Risks Associated with Governmental and Regulatory Matters

We are required to comply with Canadian securities regulations and are subject to additional regulatory scrutiny in Canada.

We are a "reporting issuer" in Canada. As a result, our disclosure outside the United States differs from the disclosure contained in our SEC filings. Our reserve and resource estimates disseminated outside the United States are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as we generally report reserves and resources in accordance with Canadian practices pursuant to National Instrument 43-101 Standards for Mineral Projects, or "NI 43-101". These practices are different from the practices used to report reserve and resource estimates pursuant to Subpart 1300 in reports and other materials filed with the SEC. The need to comply with both of these disclosure regimes increases our cost of compliance. Any future revisions to, or changed interpretations of, NI 43-101 or Subpart 1300 could further increase our compliance costs.

We are also subject to increased regulatory scrutiny and costs associated with complying with securities legislation in Canada. For example, we are subject to civil liability for misrepresentations in written disclosure and oral statements. Legislation has been enacted in these provinces which creates a right of action for damages against a reporting issuer, its directors and certain of its officers in the event that the reporting issuer or a person with actual, implied, or apparent authority to act or speak on behalf of the reporting issuer releases a document or makes a public oral statement that contains a misrepresentation or the reporting issuer fails to make timely disclosure of a material change. We do not anticipate any particular regulation that would be difficult to comply with. However, failure to comply with regulations may result in civil awards, fines, penalties, and orders that could have an adverse effect on us.

We are subject to significant governmental regulations that affect our operations and costs of conducting our business and may not be able to obtain all required permits and licenses to place our properties into production.

Companies engaged in exploration activities often experience increased costs and other schedules as a result of the need to comply with applicable laws, regulations, and permits. Failure to comply with applicable laws, regulations and permits may result in enforcement actions, including the forfeiture of mineral claims or other mineral tenures, orders issued by regulatory or judicial authorities requiring operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or costly remedial actions. We cannot predict if all permits that we may require for continued exploration, development, or construction of mining facilities and conduct of mining operations will be obtainable on reasonable terms, if at all. Costs related to applying for and obtaining permits and licenses may be prohibitive and could delay our planned exploration and development activities. We may be required to compensate those suffering loss or damage by reason of our mineral exploration or our mining activities, if any, and may have civil or criminal fines or penalties imposed for violations of, or our failure to comply with, such laws, regulations, and permits.

Environmental and other regulatory requirements may limit our operations and increase expenses.

Our operations are subject to environmental regulations promulgated by U.S. government agencies. Claims and current and future operations will be governed by laws and regulations governing mineral concession acquisition, prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Companies such as ours that engage in exploration activities often experience increased costs and delays in schedules as a result of the need to comply with applicable laws, regulations and permits. Issuance of permits for our exploration activities is subject to the discretion of government authorities, and we may be unable to obtain or maintain such permits. Permits required for future exploration or development may not be obtainable on reasonable terms or on a timely basis. Existing and possible future laws, regulations and permits governing operations and activities of exploration companies, or more stringent implementation thereof, could have a material adverse impact and cause increases in capital expenditures or require abandonment or delays in exploration.

The cost of compliance with changing governmental regulations has the potential to limit or impede our operations and to reduce the profitability of our operations.

Our operations are subject to extensive federal, state and local laws and regulations governing environmental protection and employee health and safety. Environmental legislation is evolving in a manner that is creating stricter standards, while enforcement, fines and penalties for non-compliance are also increasingly stringent. The cost of compliance with changes in governmental regulations has the potential to reduce the profitability of our operations.

Further, any failure by us to comply fully with all applicable laws and regulations could have significant adverse effects on us, including the suspension or cessation of operations. All phases of our operations will be subject to extensive federal and state environmental regulation, including the following:

• The Comprehensive Environmental, Response, Compensation, and Liability Act ("CERCLA");

• The Federal Resource Conservation and Recovery Act ("RCRA");

• The Clean Air Act ("CAA");

• The National Environmental Policy Act ("NEPA");

• The Clean Water Act ("CWA");

• The Safe Drinking Water Act ("SDWA");

• The Endangered Species Act ("ESA"); and

• The National Historic Preservation Act ("NHPA").

CERCLA, as amended, and comparable state statutes impose strict, joint and several liabilities on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, demands for reimbursement for government-incurred cleanup costs, or natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment.

RCRA, and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

CAA, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the Clean Air Act and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuance of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an environmental impact statement, or EIS. The EPA, other federal agencies, and any interested third parties will review and comment on the scoping of the EIS and the adequacy of and findings set forth in the Draft and Final EIS. This process can cause delays in issuance of required permits or result in changes to a project to mitigate our potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

CWA and comparable state statutes impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water from mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from our operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill materials in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

SDWA and the underwater injection control ("UIC") program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers the UIC program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SWDA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

The ESA and comparable state statutes regulate activities that could have an adverse effect on threatened and endangered species, including the habitat and ecosystems upon which they depend. Compliance with ESA requirements can significantly delay, limit, or even prevent the development of projects, including the development of mining claims, and can also result in increased development costs. In addition, the ESA authorizes both civil and criminal penalties for ESA violations and authorizes citizen suits against any person alleged to be in violation of the ESA.

The NHPA protects the presence of historical or archaeological sites on public lands as important public resources. It obliges federal land management agencies to preserve the historic, scientific, commemorative, and cultural values of the archaeological and historic sites and structures on these lands for present and future generations. The law requires that cultural resource surveys be completed on all land prior to disturbance by project activities. Where cultural resources are identified, such resources must be catalogued, and the data adequately recorded by qualified personnel prior to land disturbance. Significant cultural resource finds may require complete avoidance or systematic data recovery and relocation programs.

Environmental hazards may exist on the properties on which we hold interests which are currently unknown to us and which have been caused by previous or existing owners or operators of the properties. We cannot give any assurances that breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect our operations or financial condition. In addition, there is no assurance that any future changes to environmental regulation will not adversely affect us.

Increasing attention to environmental, social, and governance (ESG) matters may impact our business.

Increasing attention to ESG matters, including those related to climate change and sustainability, and increasing societal, investor and legislative pressure on companies to address ESG matters may result in increased costs, increased investigations and litigation or threats thereof, negative impacts on our stock price and access to capital markets, and damage to our reputation. Increasing attention to climate change, for example, may result in additional governmental investigations and private litigation, or threats thereof, against our company. In addition, some organizations that provide information to investors on corporate governance and related matters have developed ratings processes for evaluating companies on their approach to ESG matters, including climate change and climate-related risks. Such ratings are used by some investors to inform their investment and voting decisions. Unfavorable ESG ratings may lead to negative investor sentiment toward our company and to the diversion of investment to other industries, which could have a negative impact on our stock price and our access to and costs of capital. Additionally, evolving expectations on various ESG matters, including biodiversity, waste, and water, may increase costs, require changes in how we operate and lead to negative stakeholder sentiment.

Regulations and pending legislation governing issues involving climate change and our obligation to monitor and report on how our operations may impact climate change could result in increased operating costs, which could have a material adverse effect on our business.

A number of governments or governmental bodies have introduced or are contemplating legislative and/or regulatory changes in response to concerns about the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on us, on our future venture partners, if any, and on our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting, and other costs necessary to comply with such regulations. Many governments and other stakeholders have been seeking enhanced disclosure and moving to enact climate change legislation and treaties at the international, national, state, provincial and local levels.

Any adopted future climate change regulations and our obligations to report on them could also negatively impact our ability to compete with companies situated in areas not subject to such limitations. Given the emotional and political significance and uncertainty surrounding the impact of climate change and how it should be dealt with, we cannot predict how legislation and regulation will ultimately affect our financial condition, operating performance, and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by us or other companies in our industry could harm our reputation. The potential physical impacts of climate change on our operations are highly uncertain, could be particular to the geographic circumstances in areas in which we operate and may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels, and changing temperatures. Extreme weather events, such as forest fires, severe storms. floods, drought or more extreme temperatures, all of which may be more frequent and more extreme due to climate change, may affect our operations.  Our operations could be adversely affected in various ways, including through damage to our facilities or from increased costs for insurance. Such extreme weather events can also lead to community evacuations, temporary labour shortages, and delays in receiving critical supplies.  Water will be a key resource for our operations and inadequate water management and stewardship could have a material adverse effect on our company and our operations. While certain aspects relating to water management are within our ability to control, extreme weather events, resulting in too much or too little water, can negatively impact our water management practices. The effects of climate change may adversely impact the cost, production, and financial performance of our operations.

We are or may become subject to data privacy laws, regulations, litigation and directives relating to our processing of personal information.

The jurisdictions in which we operate (including the United States) have laws governing how we must respond to a cyber incident that results in the unauthorized access, disclosure, or loss of personal information. Additionally, new laws and regulations governing data privacy and unauthorized disclosure of personal information and imposing certain cybersecurity-related requirements may provide for a private right of action and imposition of significant fines, pose increasingly complex compliance challenges. Some or all of such legislation will elevate our compliance costs over time. Our business involves collection, use, and other processing of personal information and personally identifiable information of our employees, investors, contractors, suppliers, and customer contacts. As legislation continues to develop and cyber incidents continue to evolve, we will likely be required to expend significant resources to continue to modify or enhance our protective measures to comply with such legislation and to detect, investigate and remediate vulnerabilities to cyber incidents that relate to data privacy. Any failure by us, or a company we acquire, to comply with such laws and regulations could result in reputational harm, loss of goodwill, penalties, liabilities, remediation costs, or mandated changes in our business practices. Each has the potential to materially impact our financial condition.

Possible amendments to the General Mining Law could make it more difficult or impossible for us to execute our business plan.

The U.S. Congress has considered proposals to amend the General Mining Law of 1872 that would have, among other things, permanently banned the sale of public land for mining. The proposed amendment would have expanded the environmental regulations to which we are subject and would have given Indian tribes the ability to hinder or prohibit mining operations near tribal lands. The proposed amendment would also have imposed a royalty of 8% of gross revenue on new mining operations located on federal public land, which would have applied to substantial portions of our properties. The proposed amendment would have made it more expensive or perhaps too expensive to recover any otherwise commercially exploitable gold deposits which we may find on our properties. While at this time the proposed amendment is no longer pending, this or similar changes to the law in the future could have a significant impact on our business.

Risks Related to Tax Matters

There may be material tax consequences when U.S. residents acquire or dispose of our Common Shares.

There may be material tax consequences to U.S. residents when they acquire or dispose of Common Shares or other securities of our company. U.S. residents should consult their own legal, accounting and tax advisors regarding such tax consequences under United States, state, local or foreign tax law regarding the acquisition or disposition of our Common Shares or other securities, in particular, the tax consequences of our possibly being a PFIC, as discussed in the following risk factor.

We believe we might be a "passive foreign investment company," which would likely have adverse U.S. federal income tax consequences for U.S. shareholders.

U.S. shareholders of our Common Shares should be aware that we believe it is possible we may be classified as a passive foreign investment company ("PFIC") up to and including the taxable year ended December 31, 2024, and based on current business plans and financial projections, management believes there is a possibility that we could be classified as a PFIC during the current taxable year. If we are classified as a PFIC for any year during a U.S. shareholder's holding period, then such U.S. shareholder generally will be required to treat any gain realized upon a disposition of Common Shares, or any so-called "excess distribution" received on their Common Shares, as ordinary income, and to pay an interest charge on a portion of such gain or distributions, unless the shareholder makes a timely and effective "qualified electing fund" election ("QEF Election") or a "mark-to-market" election with respect to the Common Shares. A U.S. shareholder who makes a QEF Election generally must report on a current basis its share of the net capital gain and ordinary earnings for any year in which we are a PFIC, whether or not we distribute any amounts to our shareholders. U.S. shareholders should be aware that there can be no assurance that we will satisfy record keeping requirements that apply to a QEF Election, or that we will supply U.S. shareholders with information that such U.S. shareholders require to report under the QEF Election rules, in event that we are a PFIC and a U.S. shareholder wishes to make a QEF Election. Thus, U.S. shareholders may not be able to make a QEF Election with respect to their Common Shares. A U.S. shareholder who makes the mark-to-market election generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer's basis therein. Each U.S. shareholder should consult his or her own tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences of the PFIC rules and the acquisition, ownership, and disposition of Common Shares.

We may, in the future, be deemed to be a controlled foreign corporation.

Under U.S. tax laws, a non-U.S. corporation is deemed to be a "controlled foreign corporation" if more than 50% of the total combined voting power or total value of the corporation's shares is owned by United States shareholders. A "United States shareholder" is any U.S. person (individual or entity) that owns, directly, indirectly or constructively, at least 10% of the value or voting power of a non-U.S. corporation's common shares. A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of "subpart F income," "net CFC tested income," and investments in U.S. property by controlled foreign corporations, regardless of whether we make any distributions. We are not committing to assist investors in determining whether we or any of our non-U.S. subsidiaries is treated as a controlled foreign corporation or whether any U.S. holder is treated as a United States shareholder with respect to any such controlled foreign corporation, or to furnish to any U.S. holders with the information that may be necessary to comply with the aforementioned reporting and tax paying obligations. You should consult your own advisors regarding the potential application of these rules to an investment in our Common Shares.

Risks Related to Our Company

Enforcement of judgments or bringing actions outside the United States against us and our directors and officers may be difficult.

We are organized under the laws of, and headquartered in British Columbia, Canada, and several of our directors and officers are citizens or residents of the United States. As a result, it may be difficult or impossible for one to (a) enforce in courts outside the United States judgments against us and a majority of our directors and officers, obtained in U.S. courts based upon the civil liability provisions of U.S. federal securities laws or (b) bring in courts outside the United States an original action against us and our directors and officers to enforce liabilities based upon such U.S. securities laws.

We do not currently insure against all the risks and hazards of mineral exploration, development and mining operations.

Our business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labor disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to our properties or the properties of others, delays in the ability to undertake exploration, monetary losses and possible legal liability.

Although we may maintain insurance to protect against certain risks in such amounts as we consider to be reasonable, such insurance will not cover all the potential risks associated with our operations. We may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to us or to other companies in the mining industry on acceptable terms. We might also become subject to liability for pollution or other hazards which it may not be insured against or which we may elect not to insure against because of premium costs or other reasons. Losses from these events may cause us to incur significant costs that could have a material adverse effect upon our financial performance and results of operations.

We are dependent on the services of key executives, directors and employees and may experience difficulty attracting and retaining qualified personnel to grow our business.

We are dependent on the services of key executives, including our Chief Executive Officer, John Banning, and other highly skilled and experienced executives, directors and employees focused on advancing corporate objectives as well as the identification of new opportunities for growth and funding. Due to our relatively small size, the loss of any of these persons or our inability to attract and retain additional highly skilled executives, directors or employees required for activities may have a material adverse effect on our business and financial condition.

Some of our directors and officers may have conflicts of interest due to their affiliations with other companies involved in natural resource exploration.

Some of our directors and officers may also be directors or officers of other natural resource or mining-related companies, and these associations may give rise to conflicts of interest from time to time. As a result of these conflicts of interest, we may miss the opportunity to participate in certain transactions, which may have a material, adverse effect on our financial position. Any decision made by any of such directors and officers involving us must be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of our business and our shareholders.

We may be limited in our ability to manage growth.

Should we be successful in our efforts to develop mineral properties or to raise capital for such development or for the development of other mining ventures, we may experience significant growth in operations. Any expansion of our business would place demands on management, operational capacity, and financial resources. In that event, we anticipate that we would need to recruit qualified personnel in all areas of operations. There can be no assurance that we will be effective in retaining current personnel or attracting and retaining additional qualified personnel, expanding operational capacity or otherwise managing growth. The failure to manage growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We are dependent upon information technology systems, which are subject to disruption, damage, failure and risks associated with implementation and integration.

We are dependent upon information technology systems in the conduct of our operations. Our information technology systems are subject to disruption, damage or failure from a variety of sources, including, without limitation, computer viruses, security breaches, cyber-attacks, natural disasters and defects in design. Cybersecurity threats, in particular, are evolving and include, but are not limited to, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in systems, unauthorized release of confidential or otherwise protected information and the corruption of data. A cybersecurity breach could occur and result in information theft, data corruption, operational disruption, disclosure of business sensitive, confidential or personally identifiable information, misdirected wire transfers, reputational harm, and financial loss. Various measures have been implemented to manage our risks related to information technology systems and network disruptions. However, given the unpredictability of the timing, nature and scope of information technology disruptions, we could potentially be subject to operational delays, the compromising of confidential or otherwise protected information, destruction or corruption of data, security breaches, other manipulation or improper use of our systems and networks or financial losses from remedial actions, any of which could have a material adverse effect on our cash flows, competitive position, financial condition or results of operations.

As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

Because we are an emerging growth company and a smaller reporting company, our auditors are not required to attest to the effectiveness of our internal controls.

Our independent auditors are not required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company and/or a smaller reporting company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting while we are not. While our management is required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm's review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting unless our public float is less than $75 million and we continue to be a smaller reporting company. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

We are a smaller reporting company under the Exchange Act and are therefore exempt from certain disclosure requirements, which could make our Common Shares less attractive to potential investors.

We are a smaller reporting company, and as such we are not required to include a Compensation Discussion and Analysis section in our proxy statements; we provide only two years of financial statements; and we need not provide a table of selected financial data. We are also subject to other "scaled" disclosure requirements that are less comprehensive than those applicable to issuers that are not smaller reporting companies. These scaled disclosure requirements may make our securities less attractive to potential investors, which could make it more difficult for our shareholders to sell their Common Shares.

Risks Related to Our Common Shares

Our share price may be volatile.

The stock market in general has experienced volatility that often has been unrelated to the operating performance of any specific public company. The market price of our Common Shares is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

• changes in our industry;

• competitive pricing pressures;

• our ability to obtain working capital financing;

• additions or departures of key personnel;

• limited "public float" in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market prices of our Common Shares, including shares held by one of directors who directly and indirectly holds and/or controls a significant percentage of our outstanding Common Shares;

• sales of our Common Shares;

• our ability to execute our business plan;

• operating results that fall below expectations;

• loss of any strategic relationship;

• regulatory developments;

• economic and other external factors; and

• period-to-period fluctuations in our financial results.

We have never paid nor do we expect to pay dividends in the foreseeable future.

We have never paid cash dividends on our Common Shares and do not anticipate paying any cash dividends for the foreseeable future. Investors should not rely on an investment in our company if they require income generated from dividends paid on our Common Shares. Any income derived from our Common Shares would only come from rise in the market price of our Common Shares, which is uncertain and unpredictable.

Broker-dealers may be discouraged from effecting transactions in our Common Shares because they are considered a penny stock and are subject to the penny stock rules.

Our Common Shares are currently considered a "penny stock." The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. The Common Shares are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors." The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the Common Shares. Consequently, these penny stock rules may affect the ability of broker-dealers to trade in the Common Shares.

We are subject to the continued listing criteria of the CSE and the continued qualification requirements of the OTCQB, and our failure to satisfy these criteria may result in delisting of our Common Shares from the CSE and/or removal of our Common Shares from trading on the OTCQB.

Our Common Shares are currently listed for trading on the CSE, a securities exchange in Canada, and quoted on the OTCQB, an inter-dealer trading market in the United States. In order to maintain the listing on the CSE or any other securities exchange we may trade on, we must maintain certain financial and share distribution targets, including maintaining a minimum number of public shareholders. In addition to objective standards, these exchanges may delist the securities of any issuer if, in the exchange's opinion, our financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing inadvisable; if we sell or dispose of our principal operating assets or cease to be an operating company; if we fail to comply with the listing requirements; or if any other event occurs or any condition exists which, in their opinion, makes continued listing on the exchange inadvisable.

If the CSE or any other exchange were to delist the Common Shares, investors may face material adverse consequences, including, but not limited to, a lack of trading market for the Common Shares, reduced liquidity, decreased analyst coverage, and/or an inability for us to obtain additional financing to fund our operations.

Quotation of our Common Shares on the OTCQB provides us with a trading platform in the United States.  In order to continue to qualify to trade on the OTCQB, we must continue to meet the criteria set out in the OTCQB Standards, which include meeting ongoing disclosure obligations and financial standards.  In the event we no longer qualified to trade on the OTCQB, we would have to seek qualification on the new OTCID market tier of the OTC Markets to continue to provide investors with a trading platform in the United States.

Future equity transactions could cause dilution of present and prospective shareholders.

Historically, we have financed operations through the sale of equity securities, including debt that is convertible into equity securities or through the sale of our mineral interests. We may issue additional equity securities to finance future operations and development efforts. We cannot predict the size and terms of future issuances of equity securities or debt instruments. Any transaction involving the issue of equity securities or securities convertible into Common Shares could result in dilution, possibly substantial, to present and prospective security holders. Similarly, we cannot predict the value of any asset sale or its effect on the market price of our Common Shares.

The issuance of additional Common Shares may negatively impact the trading price of our securities.

We have issued Common Shares in the past and expect to issue additional Common Shares to finance our activities. In addition, outstanding or newly issued options, warrants and broker warrants may be exercised, resulting in the issuance of additional Common Shares. Any such issuances would dilute the ownership interest of existing shareholders, and even the expectation that such issuances may occur could adversely affect the market price of the Common Shares.

Our largest shareholder owns a significant percentage of our Common Shares and is therefore able to influence the management and policies of our company and the outcome of matters submitted to our shareholders for approval.

As at December 9, 2025, Tony Alford, our largest shareholder and a director of our Company, beneficially owns, directly or indirectly, approximately 46.36% of our outstanding Common Shares.

Because of this significant ownership, Mr. Alford has the ability to influence the election of directors, amendments to our governing documents, and the outcome of other matters submitted to shareholders, including potential business combinations. His interest may not always align with those of other shareholders. In addition, this level of ownership could discourage or prevent a third party from pursuing a takeover offer, which may adversely affect the market price of our Shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information discussed in this prospectus includes "forward-looking statements" within the meaning of applicable United States and Canadian securities legislation ("Forward-Looking Statements"). Forward-Looking Statements reflect the expectations of management and consist of statements that not only include historical facts but also relate to predictions, expectations, beliefs, plans, projections, objectives, assumptions, future events and future performance. Forward-Looking Statements may be identified by such terms as "believe," "anticipate," "plan," "expect," "intend," "estimate," "project," "potential," "may," "could," "should," "would," "will," "might," and similar words and phrases. Although we believe that the information provided is reasonable, we can give no assurance that expectations will prove to be correct. Forward-Looking Statements in this prospectus and in the documents incorporated by reference herein include, but are not limited to, statements about such things as:

• our strategies and objectives, both generally and in respect of our specific mineral properties;

• the timing and cost of our planned exploration programs and the results thereof, including both expected drilling and geological and geophysical related activities;

• future sources of liquidity, cash flows and their uses;

• realization of anticipated benefits of acquisitions and dispositions;

• expected levels of operating costs, general and administrative costs, tariff s and others;

• general business and economic conditions; and

• treatment under government regulation and taxation regimes.

Forward-Looking Statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the Forward-Looking Statements, including, without limitation:

• risks related to exploration and development of natural resource properties;

• the uncertain nature of estimating mineral resources and mineral reserves;

• uncertainty in our ability to obtain funding;

• the level and volatility of the prices for copper ;

• general business and economic conditions;

• recent and future market events and conditions;

• risks related to governmental regulations;

• risks related to our business being subject to environmental laws and regulations;

• risks related to our inability to meet our financial obligations under agreements to which we are a party; and

• risks related to our ability to recruit and retain qualified personnel.

This list is not exhaustive of the factors that might affect our Forward-Looking Statements. Some of the important risks and uncertainties that could affect Forward-Looking Statements are described further under the "Risk Factors" sections of this prospectus. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in Forward-Looking Statements, there may be other factors that could cause results not to be as anticipated, estimated or intended. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution you not to place undue reliance on any such Forward-Looking Statements, which speak only as of the date made. Except as required by law, we disclaim any obligation to revise or update any Forward-Looking Statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. We qualify all of the Forward-Looking Statements contained or incorporated by reference in this prospectus by the foregoing cautionary statements.

DIFFERENCES IN U.S. AND CANADIAN MINERAL RESOURCE REPORTING

We are subject to the reporting requirements of the Exchange Act and of applicable Canadian securities laws, and as a result we report our mineral resources according to two different standards. U.S. reporting requirements are governed by Regulation S-K Subpart 1300 ("S-K 1300"), as adopted by the SEC. Canadian reporting requirements for disclosure of mineral properties are governed by National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101"), as adopted from the definitions provided by the Canadian Institute of Mining, Metallurgy and Petroleum. Both sets of reporting standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but the standards generally embody slightly different approaches and definitions.

In our public filings in the United States, we are required to disclose measured, indicated and inferred mineral resources and mineral reserves, each as defined in S-K 1300. We are an exploration stage issuer with no mineral reserves but with mineral resources for the Yerington and MacArthur deposits at our Yerington Copper Project in Nevada.

The estimation of measured resources and indicated resources involves greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves, and therefore investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into S-K 1300-compliant mineral reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of mineral resources, and therefore it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Therefore, investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.

CURRENCY

All dollar amounts in this prospectus are expressed in U.S. dollars unless otherwise indicated.  Some of our material agreements use Canadian dollars and our Common Shares are traded on the CSE in Canadian dollars.  As used herein "C$" represents Canadian dollars.

The following table sets forth the Bank of Canada rate of exchange of U.S. dollars for Canadian dollars in effect at the end of each of the periods indicated, the average of exchange rates in effect during such periods, and the high and low exchange rates during such periods for conversion of Canadian dollars into United States dollars:

	Fiscal Year Ended December 31
Canadian Dollars to U.S. Dollars	2024	2023	2022
Rate at end of period	0.6950	0.7561	0.7383
Average rate for period	0.7302	0.7410	0.7692
High for period	0.7510	0.7617	0.8031
Low for period	0.6937	0.7207	0.7217

USE OF PROCEEDS

This prospectus relates to the sale or other disposition of Shares of our Common Shares by the selling shareholders listed in the "Selling Shareholders" section below and their transferees. We will not receive any proceeds from any sale of the Shares by the selling shareholders.

SELLING SHAREHOLDERS

This prospectus covers the offering of up to 250,344,126 Shares by selling shareholders. The Shares include outstanding Common Shares as well as Shares that the selling shareholders may acquire by exercising certain outstanding warrants.

Selling shareholders are persons or entities that, directly or indirectly, have acquired Shares, or will acquire Shares from us from time to time upon exercise of warrants or conversion of debentures. This prospectus and any prospectus supplement will only permit the selling shareholders to sell the Shares identified in the column "Number of Shares Offered Hereby."

The selling shareholders may from time to time offer and sell the Shares pursuant to this prospectus and any applicable prospectus supplement. The selling shareholders may offer all or some portion of the Shares they hold or acquire, but only Shares that are currently outstanding or are acquired upon the exercise of certain warrants or conversion of certain debentures that are currently outstanding, and in either case included in the "Number of Shares Offered Hereby" column, may be sold pursuant to this prospectus or any applicable prospectus supplement.

The Shares issued to the selling shareholders are "restricted" securities under applicable federal and state securities laws and are being registered to give the selling shareholders the opportunity to sell their Shares without further restriction. The registration of such Shares does not necessarily mean, however, that any of these Shares will be offered or sold by the selling shareholders. The selling shareholders may, from time to time, offer and sell all or a portion of their Shares on the CSE or the OTCQB at market prices prevailing at the time of sale, in negotiated transactions, or otherwise, as more fully described under "Plan of Distribution."

The registered Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best-efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See "Plan of Distribution."

Each of the selling shareholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered Shares to be made directly or through agents.  To the extent that any of the selling shareholders are affiliates of our company or are brokers or dealers, they may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act. As of the date of this prospectus, and based on the representations we have received from the selling shareholders, one of the selling shareholders is a registered representative of a broker-dealer, as noted below. Selling shareholders that are affiliates of or have material relationships with our company are also identified below.

The following table sets forth the names of persons who are offering to resell Shares by this prospectus, the number of Common Shares currently beneficially owned by each person, the number of Shares that may be sold by them in this offering and the number of Common Shares each person will own after the offering, assuming they sell all of the Shares offered.  The information appearing in the table below is based on information provided by or on behalf of the named selling shareholders.  We will not receive any proceeds from the resale of the Shares by the selling shareholders.

Name	Number of Common Shares Beneficially Owned Prior to this Offering(1)	Number of Shares Offered Hereby(1)	Number of Common Shares Beneficially Owned After this Offering	Percent (%) Owned After the Offering(1)

Cameron Cox	1,773,944(2)	444,444(2)	1,329,500	*
Craig C. Shimer	444,444(3)	444,444(3)	0	-
Douglas Stiles(4)	8,224,444(5)(6)	4,444,444(5)	3,780,000(6)	*
Elyse M. Stack(7)	15,319,440(8)(9)	12,669,488(8)	2,649,952(9)	-
Fredrick Eugene Allison	2,382,222(10)(11)	2,222,222(10)	160,000(11)	*
James Carl Morris Jr	6,155,578(12)(13)	4,145,078(12)	2,010,500(13)	*
Jeffery T. Collins	3,027,638(14)(15)	2,072,538(14)	955,100(15)	*
Luke Alford(16)	26,787,856(17)(18)	19,642,856(17)	7,145,000(18)	1.70%
Mark Sharman	11,970,0.24(19)(20)	9,326,424(19)	2,643,600(20)	-
Ronald Stack(21)	1,422,222(22)	1,422,222(22)	0	-
Stephen Goodman(23)	6,219,236(24)	6,219,236(24)	0	-
Steven A. Dischler(25)	15,966,450(26)(27)	12,578,950(26)	3,387,500(27)	*
Taurus Massey(28)	8,124,444(29)(30)	4,444,444(29)	3,680,000(30)	*
Terry Dobyns(31)	34,066,229(32)(33)	18,215,312(32)	15,850,917(33)	3.79%
Tony Alford(34)	246,519,453(35)(36)	152,052,024(35)	94,467,429(36)	21.31%

*  Less than 1%

(1) This table is based upon information supplied by the selling shareholders, which information may not be accurate as of the date hereof. We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling shareholder, shares that may be acquired by the shareholder upon exercise of any convertible securities (e.g., warrants and options) that are eligible (or within the next 60 days will become eligible) to be exercised (e.g., options that are vested or will vest any time within the next 60 days) are included with respect to that stockholder. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the selling shareholders named in the table above have sole voting and investment power with respect to all Common Shares that they beneficially own, subject to applicable community property laws. Applicable percentages are based on 413,234,899 Common Shares outstanding on December 9, 2025, adjusted as required by rules promulgated by the SEC.

(2) Includes 222,222 outstanding Shares and 222,222 Shares issuable upon exercise of November 2024 Warrants.

(3) Includes 222,222 outstanding Shares and 222,222 Shares issuable upon exercise of November 2024 Warrants.

(4) Douglas Stiles serves as our VP Sustainability & Environment.

(5) Includes 2,222,222 outstanding Shares and 2,222,222 Shares issuable upon exercise of November 2024 Warrants.

(6) Includes 3,780,000 Common Shares issuable upon exercise of vested stock options.

(7) Elyse M. Stack has acted as a consultant for our company pursuant to a consulting agreement dated August 22, 2022.

(8) Includes 5,298,474 outstanding Shares, 5,298,474 Shares issuable upon exercise of March 2024 Warrants, 1,036,270 Shares issuable upon exercise of November 2025 Debentures, and 1,036,270 Shares issuable upon exercise of November 2025 Warrants.

(9) Includes 1,584,952 outstanding Common Shares and 1,065,000 Common Shares issuable upon exercise of vested stock options.

(10) Includes 1,111,111 outstanding Shares and 1,111,111 Shares issuable upon exercise of November 2024 Warrants.

(11) Includes 160,000 outstanding Common Shares.

(12) Includes 2,072,539 Shares issuable upon conversion of November 2025 Debentures and 2,072,539 Shares issuable upon exercise of November 2025 Warrants.

(13) Includes 2,010,500 outstanding Common Shares.

(14) Includes 1,036,269 Shares issuable upon conversion of November 2025 Debentures and 1,036,269 Shares issuable upon exercise of November 2025 Warrants.

(15) Includes 955,100 outstanding Common Shares.

(16) Luke Alford has acted as a consultant for our company pursuant to a consulting agreement dated November 1, 2021. He is the son of Tony Alford. See Note (29) below.

(17) Includes 9,821,428 outstanding Shares and 9,821,428 Shares issuable upon exercise of March 2024 Warrants.

(18) Includes 7,145,000 Common Shares issuable upon exercise of vested stock options.

(19) Includes 4,663,212 Shares issuable upon conversion of November 2025 Debentures and 4,663,212 Shares issuable upon exercise of November 2025 Warrants.

(20) Includes 2,643,600 outstanding Common Shares.

(21) Ronald Stack is a registered representative of a broker-dealer.

(22) Includes 711,111 outstanding Shares and 711,111 Shares issuable upon exercise of November 2024 Warrants.

(23) During the period between 2021 and 2024, Stephen Goodman served as our President and Chief Financial Officer and as a director of our company.

(24) Includes 728,666 outstanding Shares and 728,666 Shares issuable upon exercise of September Warrants. Also includes 2,380,952 outstanding Shares and 2,380,952 Shares issuable upon exercise of March 2024 Warrants that Mr. Goodman beneficially owns indirectly through 1327094 BC Unlimited Liability Company.

(25) Steven Dischler currently serves as our Director of Community Relations. From May 2024 to April 1, 2025, he served as our Chief Executive Officer and as a director, and prior thereto he served as our Vice President of Environmental, Social and Governance beginning in March 2022.

(26) Includes a total of 6,951,975 outstanding Shares, 595,238 Shares issuable upon exercise of March 2024 Warrants and 5,031,737 Shares issuable upon exercise of September 2024 Warrants.

(27) Includes 3,235,000 Common Shares issuable upon exercise of vested stock options, 52,500 Common Shares beneficially owned indirectly through the Dischler IRA, and 100,000 Common Shares as to which Mr. Dischler shares beneficial ownership with his spouse, which they hold as tenants in common.

(28) Taurus Massey is currently a consultant to, and prior thereto, from 2007 to 2024, was an employee of, our company.

(29) Includes 2,222,222 outstanding Shares and 2,222,222 Shares issuable upon exercise of November 2024 Warrants.

(30) Includes 3,530,000 Common Shares issuable upon exercise of vested stock options and 150,000 outstanding Common Shares.

(31) Terry Dobyns has acted as a consultant for our company pursuant to a consulting agreement dated August 18, 2022.

(32) Includes 4,444,444 outstanding Shares, 4,444,444 Shares issuable upon exercise of November 2024 Warrants, 4,663,212 Shares issuable upon conversion of November 2025 Debentures, and 4,663,212 Shares issuable upon exercise of November 2025 Warrants.

(33) Includes 4,450,000 Common Shares issuable upon exercise of vested stock options and 11,400,917 outstanding Common Shares.

(34) Tony Alford is a director of our company and is our company's largest shareholder. Luke Alford is his son. See Note (13) above.

(35) Includes a total of 63,268,240 outstanding Shares, 9,821,428 Shares issuable upon exercise of March 2024 Warrants, 35,946,812 Shares issuable upon exercise of September 2024 Warrants, 14,000,000 Shares issuable upon exercise of November 2024 Warrants, 14,507,772 Shares issuable upon conversion of November 2025 Debentures, and 14,507,772 Shares issuable upon exercise of November 2025 Warrants.

(36) Includes 29,995,000 Common Shares underlying outstanding options and 20,995,160 outstanding Common Shares. Also includes 43,477,269 Common Shares as to which Mr. Alford shares beneficial ownership with his spouse. Does not include 15,234,794 Common Shares owned by Mr. Alford's spouse, as to which Mr. Alford disclaims beneficial ownership.

None of the selling shareholders has, or within the past three years has had, any position, office or material or family relationship with our company or any of our predecessors or affiliates, except as indicated below and in the notes to the table above:

• Douglas Stiles is an officer of our company.

• Elyse M. Stack has acted as a consultant to our company.

• Luke Alford has been a consultant to our company and is the son of Tony Alford.

• Stephen Goodman is a former executive officer and director of our company.

• Steven Dischler is our Director of Community Relations and is a former director and officer of our company.

• Taurus Massey is a consultant to and a former employee of our company.

• Terry Dobyns has been a consultant to our company.

• Tony Alford is a director of our company and is our largest shareholder.

PLAN OF DISTRIBUTION

We are registering the Shares to permit the resale of those Shares under the Securities Act from time to time after the date of this prospectus at the discretion of the holders of such Shares. We will not receive any of the proceeds from the sale by the selling shareholders of the Shares. We will bear all fees and expenses incident to our obligation to register the Shares.

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their Shares on the CSE, the OTCQB, or any other stock exchange, market, quotation service or trading facility on which the shares are traded or in private transactions, provided that all applicable Canadian laws and other applicable local laws are satisfied. The selling shareholders may also sell their Shares directly or through one or more underwriters, broker-dealers, or agents. If the Shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

• ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

• block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

• purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

• an exchange distribution in accordance with the rules of the applicable exchange;

• privately negotiated transactions;

• settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

• broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

• through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

• a combination of any such methods of sale; and

• any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

Any Shares offered by a selling stockholder by this prospectus that remain subject to Canadian resale restrictions may not be traded until those restrictions have expired, even if the Shares have been registered for sale under this prospectus before that time.

If the selling shareholders effect such transactions by selling Shares to or through underwriters, broker-dealers, or agents, such underwriters, broker-dealers, or agents may receive commissions in the form of discounts, concessions, or commissions from the selling shareholders or commissions from purchasers of the Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions, or commissions as to particular underwriters, broker-dealers, or agents may be in excess of those customary in the types of transactions involved).  Broker-dealers engaged by any selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with sales of Shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Shares in the course of hedging in positions they assume. The selling shareholders may also sell Common Shares short and deliver Shares covered by this prospectus to close out their short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge Shares to broker-dealers that in turn may sell such Shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In such event, any commissions received by, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of any Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed that will set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions, and other terms constituting compensation from the selling shareholders and any discounts, commissions, or concessions allowed or re-allowed or paid to broker-dealers.

Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Shares.

Because the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. Once this registration statement becomes effective, we intend to file the final prospectus with the SEC in accordance with SEC Rules 172 and 424.  Provided we are not the subject of any SEC stop orders and we are not subject to any cease-and-desist proceedings, the obligation to deliver a final prospectus to a purchaser will be deemed to have been met.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

Under the securities laws of some states, the Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Shares may not be sold unless such shares have been registered or qualified for sale in such state, or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the Shares registered pursuant to the registration statement of which this prospectus forms a part.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Common Shares by the selling shareholders or any other person. All of the foregoing provisions may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We will pay all expenses of the registration of the Shares, estimated to be approximately $2,396.86 in total, including, without limitation, SEC filing fees, legal, accounting and mining consultant fees, EDGAR filing agent fees and costs, and transfer agent fees and costs; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

The selling shareholders have agreed to indemnify us against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus.

We intend to keep this prospectus effective until the earlier of (i) the date on which the Shares may be resold by the selling shareholders without registration and without the requirement to be in compliance with Rule 144(c)(1) and otherwise without restriction or limitation pursuant to Rule 144 or (ii) all of the Shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

Once sold under the registration statement of which this prospectus forms a part, the Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF OUR COMMON SHARES

We have an unlimited number of Common Shares authorized for issuance, without par value. We have only one class of Common Shares, without any special rights or restrictions. Each Common Share is entitled to one vote on the election of each director. There are no cumulative voting rights, in consequence of which a simple majority of votes at the annual meeting can elect all of our directors. Each Common Share carries with it a right to share equally with every other Common Share in dividends declared and in any distribution of surplus assets after payment to creditors on any winding up, liquidation or dissolution. There are no sinking fund provisions. All Common Shares must be fully paid prior to issue and are thereafter subject to no further capital calls. There exists no discriminatory provision affecting any existing or prospective holder of Common Shares as a result of such shareholder owning a substantial number of shares.

LEGAL MATTERS

The validity of the issuance of the Shares offered hereby has been passed upon for us by Morton Law LLP, Vancouver, British Columbia, Canada.

INTERESTS OF EXPERTS

Our financial statements as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and 2023 that are incorporated by reference in this prospectus and in the related registration statement have been so incorporated in reliance on the report of MNP LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The technical report summary entitled, "Yerington Copper Project S-K 1300 Report," dated March 21, 2025, and current as of December 31, 2024 (the "Technical Report"), prepared by AGP Mining Consultants Inc., and our Form 10-K annual report for the year ended December 31, 2024 that references the Technical Report, have been incorporated by reference in this prospectus and the related registration statement.

None of the above-referenced experts has received, or will receive, in connection with the offering of Shares made hereby, a substantial interest, direct or indirect, in our company or any of our subsidiaries nor are they, nor have they been, connected with our company or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1, including this prospectus and applicable exhibits and schedules, under the Securities Act with respect to the Common Shares being offered hereby. This prospectus and any prospectus supplement which form a part of the registration statement do not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Any statements made in this prospectus or any prospectus supplement concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

The SEC maintains an internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our filings, including the registration statement and our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials, are available on that website.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and all future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares:

• our Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 28, 2025;

• our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed on May 15, 2025;

• our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed on August 14, 2025;

• our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed on November 14, 2025;

• our Current Reports on Form 8-K filed on February 5, 2025, March 18, 2025, March 26, 2025, April 9, 2025, July 31, 2025, August 6, 2025, November 12, 2025, and November 25, 2025; and

• our Definitive Proxy Statement and related proxy materials filed on June 23, 2025.

We do not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed "filed" with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference (other than an exhibit to such filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address, email address or telephone number:

Lion Copper and Gold Corp.

Attn: Lei Wang

Suite 1200 - 750 West Pender Street

Vancouver, BC V6C 2T8, Canada

lwang@lioncg.com

604-880-3268